Exhibit 10.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT NUMBER ONE
TO THE
AMENDED AND RESTATED
LICENSE AND COLLABORATION AGREEMENT

This Amendment Number One (the “Amendment”) to the Amended and Restated License and Collaboration Agreement is entered into as of the 10th day of June, 2010 (the “Effective Date”) by and among ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation, with its principal place of business at 300 Third Street, Cambridge, Massachusetts 02142 (“Alnylam”), ISIS PHARMACEUTICALS, INC., a Delaware corporation, with its principal place of business at 1896 Rutherford Road, Carlsbad, California 92008 (“Isis”, and each of Alnylam and Isis, a “Licensor” and together, the “Licensors”), and REGULUS THERAPEUTICS INC. (formerly Regulus Therapeutics LLC), a Delaware corporation, with its principal place of business at 1896 Rutherford Road, Carlsbad, California 92008 (“Regulus”).

RECITALS

WHEREAS, Isis and Alnylam each granted a license to Regulus in accordance with that certain License and Collaboration Agreement dated September 6, 2007 (the “Original License Agreement”), which Original License Agreement was amended and restated on January 1, 2009 (the “Amended License Agreement”);

WHEREAS, Isis, Alnylam, and Regulus now desire to amend the Amended License Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Isis, Alnylam and Regulus each agrees as follows:

1.             DEFINITIONS

Capitalized terms used herein and not defined elsewhere herein have the meanings set forth in the Amended License Agreement.

2.             PAYMENTS

2.1           The following bullet point shall be added as a new second bullet point in the definition of “Exclusivity Period” in the Amended License Agreement:

“    with respect to a Royalty-Bearing Product being Commercialized by a Collaborator of Regulus (other than Alnylam or Isis), the Exclusivity Period shall expire at such time as such Collaborator is no longer required to pay Regulus any royalty (not including any amounts paid by Collaborator to Regulus arising from payment obligations to Third Parties) with respect to such  Royalty-Bearing Product; or”

2.2           Section 5.2 of the Amended License Agreement shall be deleted and replaced in its entirety by the following:

“5.2       Continued Development by Regulus of Development Projects.

(a)       Diligence.  If Regulus notifies Licensors pursuant to Section 5.1 that Regulus will continue to pursue the Development and Commercialization of such Development Project (on its own or with a Collaborator, as defined below), then, without limiting the generality of Section 4.1, Regulus will use Commercially Reasonable Efforts to Develop and Commercialize the relevant Development Compounds and Development Therapeutics in the Field.

(b)       Third Party Payments.  Regulus will be responsible for all milestones, royalties and other payments payable to Third Parties in respect of the Development, Manufacture and Commercialization of Development Therapeutics in the Field, by Regulus, its Affiliates and Sublicensees, including any amounts payable by either Licensor to Third Parties under the Third Party Rights.  The Parties will use reasonable efforts to [...***...].

(c)       Net Sales by Regulus.  Regulus will pay to each Licensor a royalty of [...***...]% of Net Sales of Development Therapeutics which are Royalty-Bearing Products which Net Sales are generated by Regulus rather than a Collaborator, during the relevant Royalty Term (provided, however, that, for the remainder of the relevant Royalty Term following the end of the relevant Exclusivity Period, the royalty rate will be [...***...]%).  Regulus agrees that the royalty described in Section 5.2(c) is payable to each Licensor, regardless of whether a particular Royalty-Bearing Product is covered by such Licensor’s Licensed IP.

(d)       Net Sales by a Collaborator of Regulus.  With respect to Net Sales by a Collaborator of Regulus (other than Alnylam or Isis), Regulus will pay to each Licensor a royalty of [...***...]% of Net Sales of such Development Therapeutics which are Royalty-Bearing Products; provided, that (i) the agreement with such Collaborator requires such Collaborator to make royalty payments to Regulus of at least [...***...]% of Net Sales (after any payments required to be made by Regulus to Third Parties) and (ii) the length of the Exclusivity Period with respect to such Collaborator is no shorter than the Exclusivity Period which would apply to Net Sales by Regulus under Section 5.2(c) above ((i) and (ii) being collectively referred to as “Consistent Sublicense Terms”).  Notwithstanding the foregoing, if the agreement with such Collaborator does not contain Consistent Sublicense Terms or if Regulus chooses at the time of, or prior to, entering into such agreement to have this sentence apply in lieu of the first sentence of this Section 5.2(d), such choice to be delivered in writing to Alnylam and Isis within thirty (30) days of entering into such sublicense agreement (a “Sublicense Income Agreement”), then (x) Isis, Alnylam and Regulus will each receive the [...***...] of (I) [...***...]% of [...***...] (A) [...***...] received by Regulus on the basis of such [...***...] pursuant to such Sublicense Income Agreement, and (B) [...***...] made to Third Parties as described in [...***...], and (II) [...***...]%

***Confidential Treatment Requested

of Net Sales of such Development Therapeutics, and (y) Alnylam and Isis will be entitled to receive additional payments from Regulus in accordance with Section 5.2(e) below.  “Collaborator” means a Third Party sublicensee or other partner of Regulus which partner receives from Regulus a sublicense, participates with Regulus in a collaboration, receives from Regulus a technology transfer or otherwise obtains from Regulus rights related to Develop or Commercialize miRNA Compounds, miRNA Therapeutics, or miRNA Antagonists. A “Collaborator” will be considered a “Sublicensee” for purposes of this Agreement.

(e)           Sublicense Income.  With respect to each Sublicense Income Agreement, Regulus shall pay [...***...] of Sublicense Income received by Regulus to Alnylam and [...***...] of Sublicense Income received by Regulus to Isis.  “Sublicense Income” means all fees and other payments received by Regulus from a Collaborator in connection with a Sublicense Income Agreement, but excluding (i) debt, credit or lease financing (provided, however, that (x) any discount to market will not be excluded from the definition of Sublicense Income and (y) in the event that any portion of such debt, credit or lease is forgiven, such debt, credit, or lease will be deemed Sublicense Income in the amount of such forgiveness), (ii) the fair market value of any equity investments in Regulus, (iii) the bona fide reimbursement of future research and development funding by a third party (as specified in the Sublicense Income Agreement) at direct cost, (iv) the bona fide reimbursement of future out-of-pocket costs of patent filing, prosecution and maintenance, and patent defense, and (v) royalties for which compensation is paid to Alnylam and Isis pursuant to Section 5.2(d).  For purposes of clarity, payments for specific events associated with sales such as net sales-based milestones or unit-based milestones will not be excluded from Sublicense Income.  Notwithstanding the foregoing, the $[...***...] [...***...] payments to Regulus from [...***...] pursuant to [...***...] research collaboration will not be considered Sublicense Income.

(f)            Full Consideration.  Regulus agrees that the royalties described in Sections 5.2(c) and 5.2(d) and the Sublicense Income provisions contained in Section 5.2(e) are payable to each Licensor, regardless of whether a particular Royalty-Bearing Product is covered by such Licensor’s Licensed IP.  Each Party agrees and acknowledges that such royalty structure (i) is freely entered into by such Party, (ii) is a fair reflection of the value received by Regulus from the licenses granted by the Licensors, and (iii) is a reasonable allocation of the value received by Regulus from each Licensor, due to the difficulty of determining the extent to which Licensor’s Licensed IP covers or has enabled each Royalty-Bearing Product.”

3.             BUY OUT

3.1           Buy-Out.  Any and all references in the Amended License Agreement to the term “Buy-Out” are null and void.

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4.             MISCELLANEOUS

4.1           Other Terms.  All other terms and conditions of the Amended License Agreement shall remain in full force and effect.  The Amendment Number One to the Amended and Restated License and Collaboration Agreement entered into among Regulus and the Licensors on June 7, 2010 is superseded and replaced by this Amendment and is deemed void ab initio.

4.2           Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

    IN WITNESS WHEREOF, the Parties hereby execute this Amendment Number One to the Amended and Restated License and Collaboration Agreement as of the date first written above.

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ Barry Greene
Name: Barry Greene
Title: President and Chief Operating Officer

ISIS PHARMACEUTICALS, INC.

By:	/s/ B. Lynne Parshall
Name: B. Lynne Parshall
Title: Chief Operating Officer and CFO

REGULUS THERAPEUTICS INC.

By:	/s/ Kleanthis G. Xanthopoulos
Name: Kleanthis G. Xanthopoulos, Ph.D.
Title: President and Chief Executive Officer